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                                                                     Exhibit 5a



                   AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT


         It is hereby agreed that the second paragraph of Section 6 of the Investment Management Contract between the undersigned parties dated May 5, 1987 is deleted in its entirety and replaced by the following:

         If the total of all ordinary business expenses of the Fund for any fiscal year exceeds the lowest applicable percentage of average net assets or income limitations prescribed in any state in which shares of the Fund are qualified for sale, you shall waive your fee to the extent of such excess and will reimburse the Fund for any amount by which such excess exceeds your fee. The waiver and reimbursement contemplated by the foregoing sentence shall be given effect by your paying the Fund an amount equal to the amount of such waiver or reimbursement on the same schedule as the Fund pays the Advisory fee, provided that if at the end of the fiscal year, Fund expenses do not exceed the annual expense limitations, the Fund will reimburse you for monies paid by you or fees foregone during the course of the fiscal year.

         Unless prescribed otherwise by state law, ordinary business expenses shall be calculated excluding taxes, interest, brokerage commissions, and extraordinary expenses beyond your control. You understand that, in connection with the qualification of securities of the Fund for sale in certain states, the Fund has agreed, and may find it desirable to agree in the future, that it will secure the consent of the securities commissioners of certain states prior to treating any expense as an extraordinary expense beyond your control within the meaning of the foregoing sentence. Accordingly, you agree that no expense shall be so treated without the consent of such commissioners. The net asset value of the Fund shall be determined pursuant to the provisions in the Declaration of Trust and applicable law.

         Executed this 19th day of December, 1989.


                                 JOHN HANCOCK WORLD TRUST

                                 BY: /s/Edward J. Boudreau, Jr.
                                     --------------------------
                                        Chairman and President

                                 JOHN HANCOCK ADVISERS, INC.

                                 By: /s/Edward J. Boudreau, Jr.
                                     --------------------------
                                        President and Chief Executive Officer